NEWS RELEASE For More Information: Ken McEwen Manager, Investor Relations 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance Elects Two Directors to Board Following NORCAL Acquisition
BIRMINGHAM, AL – (BUSINESSWIRE) – May 13, 2021 – The Board of Directors of ProAssurance Corporation (NYSE:PRA) has elected Scott C. Syphax and Fabiola Cobarrubias, M.D., to serve on the Board for terms expiring at the 2022 and 2023 Annual Meetings of Stockholders, respectively, at which times Mr. Syphax and Dr. Cobarrubias will stand for re-election to full three year terms. In accordance with the Agreement and Plan of Acquisition by and among ProAssurance Corporation, PRA Professional Liability Group, Inc., and NORCAL Mutual Insurance Company (“NORCAL”), Mr. Syphax and Dr. Cobarrubias were nominated by NORCAL, vetted by the Nominating/Corporate Governance Committee of ProAssurance, and elected by unanimous written consent of the ProAssurance Board of Directors on May 7, 2021. Both Mr. Syphax and Dr. Cobarrubias join the Board effective immediately.
“We’re pleased and excited to add Dr. Cobarrubias and Mr. Syphax to our Board of Directors,” said Ned Rand, President and Chief Executive Officer of ProAssurance. “They bring with them decades of relevant experience and industry knowledge, as well as an exemplary history of service to their communities and to the NORCAL Group of companies. I look forward to adding their valuable perspectives to ProAssurance as we begin this exciting new chapter together.”
Prior to the conversion and acquisition of NORCAL, Mr. Syphax served as a member of NORCAL’s board, Chair of the Transactions Committee, and a member of the Executive and Investment Committees. He is the President and Chief Executive Officer of Syphax Strategic Solutions, a Sacramento-based management consulting company focusing on the healthcare, real estate, and financial services industries. Mr. Syphax serves as Chairman of the Nehemiah Community Foundation, sponsor of the Nehemiah Emerging Leaders Program which Mr. Syphax founded in 2009.
Previously, Mr. Syphax was the Chairman and CEO of The Nehemiah Companies, a Sacramento-based social enterprise and real estate development firm where he managed the Nehemiah Community Reinvestment Fund, which facilitated development in underserved communities across the United States and provided down payment assistance funding for families seeking to acquire homes.
Mr. Syphax serves as a Director for the respective Boards of the Federal Home Loan Bank of San Francisco and the Sacramento Regional Community Foundation. He previously served as Vice Chairman of the Corporate Fund Board of the John F. Kennedy Center for the Performing Arts in Washington, D.C., and was a founding member of the California Department of Insurance’s Task Force of Supplier and Board Governance Diversity.
Mr. Syphax holds a Bachelor of Science degree from California State University, Sacramento. He was an Executive Fellow of the Coro Foundation, a National Fellow of the Coro National Board of Governors Association, a Senior Fellow of the American Leadership Forum, and a Board Governance Fellow of the National Association of Corporate Directors.
Prior to the conversion and acquisition of NORCAL by ProAssurance, Dr. Cobarrubias served as Vice Chair of NORCAL’s Board, Chair of the Governance Committee, and a member of the Audit and Investment Committees. Dr. Cobarrubias also served on the Board of Preferred Physicians Medical RRG, a NORCAL affiliate that provides specialty medical professional liability insurance for Anesthesia.
Dr. Cobarrubias has served as a hospitalist at the California Pacific Medical Center for over 25 years, where she held the position of Medical Director – Hospitals Service from 2004 to 2011. She is also a founder, CEO, and current board Member of Pacific Inpatient Medical Group, where she is responsible for high-level management and administration of all aspects of the physician-owned hospitalist medical group consisting of more than 75 physicians across five different acute care hospitals throughout the San Francisco Bay Area.

NEWS RELEASE For More Information: Ken McEwen Manager, Investor Relations 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

Dr. Cobarrubias holds an M.B.A. from Haas School of Business at the University of California, Berkeley, an M.D. from the University of California, San Francisco, and a Bachelor of Science degree from Brown University. She is a resident of San Francisco, California, home to ProAssurance’s regional office following ProAssurance’s previously disclosed acquisition of NORCAL Insurance Company.

About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance Group is rated “A” (Excellent) by AM Best; ProAssurance and its operating subsidiaries are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
There are a number of risk factors that may cause outcomes that differ from our expectations or projections. These are described in detail in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

#####